Exhibit 16

August 7, 2023

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Ladies and Gentlemen:

We have read the statements concerning our firm contained in Item 4.01 of this Form 8-K of JRSIS Health Care Corporation dated and filed with the Securities and Exchange Commission on August 7, 2023 and are in agreement with the statements concerning our firm contained in the first, second, third and fourth paragraphs. We have no basis to agree or disagree with other statements contained therein.

Very truly yours

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China